Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devcon International Corp.:

We consent to the incorporation by reference in the registration statements listed below of Devcon International Corp. and subsidiaries of our report dated April 15, 2006, with respect to the consolidated balance sheets of Devcon International Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Devcon International Corp. and subsidiaries.

•	Forms S-8 (Registration No. 333-113853, No. 33-59557 and No. 333-92231)

•	Forms S-3 and S-3/A (Registration No. 333-119158 and No. 33-65235)

/s/ KPMG LLP

April 17, 2006

Fort Lauderdale, Florida

Certified Public Accountants